Exhibit 10.4

FIRST AMENDMENT TO REMOTE RESOURCING AGREEMENT

This First Amendment to Remote Resourcing Agreement (this “Amendment”), dated as of the 3rd day of September 2008, is entered into by and between Healthaxis, Ltd., a Texas limited partnership (“Healthaxis”), and Healthcare BPO Partners, L.P., a Texas limited partnership (“TakCo”).

Recitals

WHEREAS, Healthaxis and TakCo entered into that certain Remote Resourcing Agreement dated as of May 13, 2005 (the “Remote Resourcing Agreement”), pursuant to which TakCo provides remote resources to Healthaxis on the terms provided therein;

WHEREAS, Healthaxis is a wholly owned subsidiary of HealthAxis Inc., a Pennsylvania corporation (“HAXS”), and TakCo is an affiliate of Tak Investments, Inc., a Delaware corporation (“Tak Investments”), a major shareholder of HAXS;

WHEREAS, HAXS, BPO Management Services, Inc., a Delaware corporation (“BPOMS”), and Outsourcing Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which it is expected that BPOMS and Merger Sub will merge, BPOMS will become a wholly-owned subsidiary of HAXS, and HAXS will issue shares of its capital stock to the stockholders of BPOMS, all as more particularly described in the Merger Agreement (the “Merger”);

WHEREAS, it is a condition to BPOMS’ execution of the Merger Agreement that Healthaxis and TakCo enter into this Amendment; and

WHEREAS, subject to and in the event of the consummation of the Merger, Healthaxis and TakCo desire to provide for the amendment and extension of the Remote Resourcing Agreement in consideration of the anticipated benefits to be received by HAXS and Tak Investments as a result of the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.     Amendments to Remote Resourcing Agreement.  Healthaxis and TakCo hereby agree that, effective as of the date of consummation of the Merger, the Remote Resourcing Agreement shall be automatically amended without any further action by any party thereto as follows:

(a)           Extension of Term.  The Term (as defined in Section 2.1 of the Remote Resourcing Agreement) is hereby amended: (i) to cover the period beginning on the original Effective Date and continuing for a period of seven (7) years from the effective date of consummation of the Merger; and (ii) to delete the reference therein to Section 20.5.  The Term may be further extended as provided in Section 3.2 of the Remote Resourcing Agreement.

(b)           Volume Guarantees.  In order to terminate the existing exclusivity provisions and substitute a limited business volume guarantee, Section 4.1(b) of the Remote Resourcing Agreement is hereby amended to read in its entirety as follows:

“(b)  Volume Guarantee.  Subject to Section 11.6 and so long as Healthaxis has not partially terminated this Agreement under Section 20.2 hereof regarding the applicable Services, during the Term TakCo shall be guaranteed the following data capture business volumes:

(i) at least 50% of the health claims data capture volume for each customer where the work is permitted to be performed in India and service levels can be achieved by doing so, and

(ii) at least 80% of the invoice indexing and data capture work from the Healthaxis relationship with NextProcess for those NextProcess customers who permit the work to performed in India and service levels can be achieved by doing so.

Except for the guaranteed volumes as expressly provided in clauses (i) and (ii) above, this Agreement shall not be construed as a requirements contract, and this Agreement shall not be interpreted to prevent Healthaxis or any of its affiliates from obtaining from third parties, or providing for themselves or to each other, any or all of the other services described in this Agreement.  Without limiting the generality of the preceding sentence, it is understood and agreed that all other services and functions (including any data center resource services as described in Part II of Schedule B and any technical and professional resource services as described in Part III of Schedule B) would be optional, and Healthaxis does not guarantee that such additional functions or services will be obtained from TakCo.”

(c)                                  No Required Ownership Position in HAXS.  In order to eliminate Healthaxis’ right to terminate the Remote Resourcing Agreement in the event Tak Investments’ ownership position in HAXS falls below certain thresholds, Section 20.4 of the Remote Resourcing Agreement is hereby deleted in its entirety.

2.     Release of Claims. For the purposes and consideration set forth herein, and subject to and effective with the consummation of the Merger, each of TakCo and Healthaxis hereby releases and discharges the other and its respective affiliates, shareholders, subsidiaries, owners, directors, officers, agents, attorneys, employees, trustees, independent contractors, successors and assigns of and from any and all charges, complaints, liabilities, obligations, restrictions, debts, promises, agreements, controversies, damages, actions, losses, expenses (including attorneys’ fees and costs), claims, rights, demands, causes of action or suits in equity, of any and every kind or character, in contract or tort, whether known or unknown, arising under, relating to or in connection with the Remote Resourcing Agreement and arising prior to the date of consummation of the Merger.

3.     Amendment Subject to Consummation of Merger. Notwithstanding anything contained herein, this Amendment shall terminate and shall be null and void and of no further legal effect upon the termination of the Merger Agreement in accordance with its terms.

4.     Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the internal substantive laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

5.     Binding Effect. This Amendment shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

6.     Entire Agreement. This Amendment and the Remote Resourcing Agreement represent the entire agreement between the parties with respect to the subject matter thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties as to the subject matter hereof.

7.     Multiple Counterparts. This Amendment may be executed in any number of counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

Healthaxis, Ltd.	Healthcare BPO Partners, L.P.

By:	/s/ John M. Carradine	By:	/s/ Sharad K. Tak
John M. Carradine	Name:	Sharad K. Tak
President	Title:	President
September 3, 2008	September 3, 2008